Exhibit 10.48

Bedminster One, Suite 11
135 U.S. Hwy. 202/206
Bedminster, NJ 07921

December 10, 2014
VantagePoint Venture Partners IV (Q), L.P.
VantagePoint Venture Partners IV, L.P.
VantagePoint Venture Partners Principals Fund, L.P.
VP New York Venture Partners, L.P.
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
Ladies and Gentlemen:
Pursuant to the Amended and Restated By-Laws (the “By-Laws”) of GAIN Capital Holdings, Inc. (the “Company”), VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners Principals Fund, L.P. and VP New York Venture Partners, L.P. (collectively, the “VPVP Funds”) were granted the right to designate a nominee (the “VPVP Designee”) to serve on the Company’s Board of Directors (the “Board”). Immediately prior to the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”), which was held on June 25, 2014, the VPVP Funds’ right to designate a nominee to the Board expired. Notwithstanding that expiration, the Company nominated Tom Bevilacqua, the current VPVP Designee, for re-election to the Board at the Annual Meeting, and Mr. Bevilacqua was elected to serve an additional three-year term on the Board.

In recognition of the valuable role the VPVP Funds play as significant, long-term stockholders in the Company, the Board has determined to extend the Director designation rights granted to the VPVP Funds. Accordingly, the Company and the VPVP Funds hereby agree as follows:

1.VPVP Designee. Notwithstanding any provision of the Certificate of Incorporation or the By-Laws, in the event that Tom Bevilacqua shall cease to serve as a Director for any reason, the vacancy resulting thereby shall be filled promptly by appointment to the Board of a VPVP Designee designated by the VPVP Funds (it being agreed that if the VPVP Designee resigns due to his failure to receive sufficient votes to be elected, the Board shall fill the vacancy with a different individual designated by the VPVP Funds, and that if the VPVP Designee is not elected following an election contest, the Board will expand the size of the Board and appoint a different individual designated by the VPVP Funds to fill the newly created vacancy). The individual designated as the VPVP Designee shall meet applicable director independence requirements applicable to all directors of the primary exchange on which the Common Stock is listed for trading, currently the NYSE, as well as the criteria for director nominees generally as adopted by the Company’s Nominating and Corporate Governance Committee from time to time.
2.Termination. The obligations of the Company under this agreement shall terminate on the earliest to occur of (i) such time when the VPVP Funds are the beneficial owners, in the aggregate, of less than five percent (5%) of the outstanding capital stock of the Company, (ii) immediately after the 2017 annual meeting of stockholders of the Company and (iii) such time as the VPVP Funds notify the Company that they no longer require a VPVP Designee to serve on the Board. For purposes of this agreement, the “beneficial owner” of shares shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
3.Governing Law. This agreement shall be governed by and construed under the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.
4.Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any Delaware State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
5.WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
6.Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns, heirs, executors, and administrators of the parties hereto. The rights hereunder shall not be assignable to any party without the prior written consent of the Company.
7.Severability. In case any provision of this agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.Amendment and Waiver. This agreement may be amended or modified and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with, in the case of an amendment, the written consent of each of the parties hereto and, in the case of a waiver, the written consent of the party against whom the waiver is to be effective.
9.Counterparts. This agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
[Signature pages follow]
Please confirm your agreement with the foregoing by signing below.

Very truly yours,

GAIN CAPITAL HOLDINGS, INC.
By:	/s/ Diego Rotsztain
Name: Diego Rotsztain
Title: Executive Vice President and General Counsel

Acknowledged and Agreed:

VANTAGEPOINT VENTURES PARTNERS IV (Q), L.P By: VantagePoint Venture Associates IV, L.L.C., its General Partner
By:	/s/ Alan E. Salzman
Name: Alan E. Salzman
Title: Managing Member

VANTAGEPOINT VENTURE PARTNERS IV, L.P. By: VantagePoint Venture Associates IV, L.L.C., its General Partner
By:	/s/ Alan E. Salzman
Name: Alan E. Salzman
Title: Managing Member

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P. By: VantagePoint Venture Associates IV, L.L.C., its General Partner
By:	/s/ Alan E. Salzman
Name: Alan E. Salzman
Title: Managing Member

VP NEW YORK VENTURE PARTNERS, L.P. By: VantagePoint Venture Associates IV, L.L.C., its General Partner
By:	/s/ Alan E. Salzman
Name: Alan E. Salzman
Title: Managing Member

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